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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Release Monday, January 29, 2007; 9:00 AM EST
CYBERONICS ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Board Elects Hugh M. Morrison as Chairman
Tony Coelho, Kevin S. Moore and Stanley H. Appel Resign from Board
Alfred J. Novak, Arthur L. Rosenthal, Jeffrey E. Schwarz Appointed to Board
HOUSTON, Texas — January 29, 2007 — Cyberonics, Inc. (NASDAQ: CYBX) (the “Company”) today announced that Hugh M. Morrison has been appointed Chairman of the Board, and Tony Coelho, Kevin S. Moore and Stanley H. Appel have resigned from the Board of Directors. The Company also announced that Alfred J. Novak, Arthur L. Rosenthal and Jeffrey E. Schwarz have been appointed to the Board. Messrs. Novak, Rosenthal and Schwarz were nominated for election to the Cyberonics Board at this year’s Annual Meeting by a group of stockholders led by Metropolitan Capital Advisors, Inc. (“Metropolitan Capital”). All Board changes are effective immediately.
On behalf of the Board and management of Cyberonics, Mr. Morrison said, “With the proxy contest now behind us, we are eager to begin working cooperatively with all our directors for the benefit of Cyberonics’ stockholders and we are resolutely focused on creating stockholder value. Consistent with that goal, we remain dedicated to fulfilling our commitment to patients with epilepsy and treatment-resistant depression.” Mr. Morrison concluded, “We are grateful for the contributions of Tony, Kevin and Stan. Each of them has served the Company selflessly and made an important difference in people’s lives.”
Mr. Coelho said, “I am proud of Cyberonics, and I have been honored to serve on its Board of Directors. The actions that we have taken have made Cyberonics stronger and positioned the Company for continued success. When I first joined the Cyberonics Board in 1997, our priority was to improve the lives of people with refractory epilepsy. I am proud that we have accomplished our mission, and I am confident that Cyberonics can continue to achieve its goal of obtaining broad-based national and regional coverage policy for VNS Therapy in treatment-resistant depression. I believe in Cyberonics, its mission, and I will do anything possible to assist the Company going forward.”
Commenting on these developments, Mr. Schwarz and Karen Finerman, the CEO and President, respectively, of Metropolitan Capital said, “We have long believed the Company has significant potential. We appreciate the Board’s vote of confidence in our nominees and their ability to contribute to the Company. Our nominees look forward to working with management and the rest of the Board to maximize value for all Cyberonics shareholders.”
The Cyberonics Board of Directors unanimously recommends that Cyberonics stockholders vote for the current members of the Board of Directors at the Annual Meeting of Stockholders to be held on February 1, 2007, including: Guy C. Jackson, Hugh M. Morrison, Alfred J. Novak, Alan J. Olsen, Arthur L. Rosenthal, Jeffrey E. Schwarz, Michael J. Strauss, M.D., M.P.H., and Reese S. Terry, Jr.
The Company also announced that both the Company and Metropolitan Capital have suspended all proxy solicitation activities and taken steps to minimize additional expenses related to the proxy contest.
ABOUT VNS THERAPY AND CYBERONICS
Information on Cyberonics, Inc. and VNS Therapy is available at www.cyberonics.com and www.vnstherapy.com.
CONTACT INFORMATION
Eric Brielmann / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449